Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

September 20, 2011

Free Writing Prospectus Filed

Pursuant to Rule 433

Registration No. 333-163511

[date]

An ETF for a falling euro.

ProShares Ultrashort Euro (EUO)

Think the euro will fall? Consider EUO, the only inverse euro ETF. EUO seeks -2x the daily return of the U.S. dollar price of the euro. To learn more about EUO and the rest of ProShares’ innovative array of over 120 alternative ETFs, call 866.296.3820 or visit proshares.com.

Short or Ultra ProShares ETFs seek returns that are 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next, before fees and expenses. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their holdings consistent with their strategies, as frequently as daily. EUO is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. Investing in this ETF involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its daily objective. EUO uses leverage and may invest in financial instruments such as swap agreements, forward contracts, and futures and options, resulting in greater volatility than investments in traditional securities and which may cause large losses. This ETF is not suitable for all investors.

ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.296.3820, or visit proshares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.

© 2011 PCM 2011-4179

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